Exhibit 4.4

PROMISSORY NOTE

$2,500,000.00	Worcester, Massachusetts
March 9, 2011

FOR VALUE RECEIVED, the undersigned, PAYLOCITY CORPORATION, an Illinois corporation with its principal place of business at 3850 North Wilke Road, Arlington Heights, Illinois 60004 (the “Borrower”), hereby promises to pay to COMMERCE BANK & TRUST COMPANY, a Massachusetts banking corporation (the “Lender”), OR ORDER, at its office at 386 Main Street, Worcester, Massachusetts 01608, or such other place as the Lender may from time to time specify in writing, the principal sum of TWO MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($2,500,000.00), with interest on the unpaid principal until paid at the rate and in the manner hereinafter provided in lawful money of the United States of America.

Interest shall be calculated on the daily unpaid principal balance of the indebtedness evidenced by this Promissory Note computed on the basis of the actual number of days elapsed over a year assumed to have 360 days, provided that interest shall be due for the actual number of days elapsed during each period for which interest is being charged.

The unpaid principal of this Promissory Note from time to time outstanding shall bear interest at a fixed rate of six and one-half percent (6.50%) per annum (the “Note Rate”).

Interest shall be payable monthly in arrears, beginning on March 31, 2011 and continuing to be due and payable on the last day of each month through the Maturity Date.  Beginning on January 31, 2012, principal shall be payable in equal, consecutive monthly payments of Fifty-Two Thousand Eighty-Three and 33/100 Dollars ($52,083.33) each, such payments to continue on the last day of each month thereafter until the entire indebtedness evidenced by this Promissory Note is fully paid.  Notwithstanding the foregoing, all principal, interest and other indebtedness evidenced by this Promissory Note and due hereunder, if not sooner paid, shall be due and payable on December 31, 2015 (the “Maturity Date”).

If a payment of principal or interest due hereunder is not made within ten (10) days of its due date, the Borrower will also pay on demand in addition thereto a late charge equal to five percent (5.00%) of the amount of such payment.

If this Promissory Note or any payment hereunder becomes due on a day which is not a Business Day, the due date of this Promissory Note or payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

Each payment made hereunder shall be applied first to interest then due on the unpaid balance of principal and then to principal.  Overdue payments of principal (whether at stated maturity, by acceleration or otherwise) and, to the extent permitted by law, overdue interest, shall bear interest, compounded monthly and payable on demand in immediately available funds, at a rate per annum (the “Default Rate”) equal to five percent (5.00%) above the Note Rate, fully floating; provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

If, during the three-year period commencing with the date of this Promissory Note, the Borrower shall pay any amount of principal evidenced by this Promissory Note on a date prior to the due date thereof, whether by reason of voluntary prepayment, acceleration, or otherwise, then the Borrower shall pay to the Lender a fee (the “Prepayment Fee”) as follows:

Year One.  If prepayment is made within the one-year period commencing with the date hereof through and including March     , 2012, a fee in the amount of three percent (3.00%) of the amount of principal prepaid;

Year Two.  If prepayment is made within the one-year period commencing with March     , 2012 through and including March     , 2013, a fee in the amount of two percent (2.00%) of the amount of principal prepaid; and

Year Three.  If prepayment is made within the one-year period commencing with March     , 2013 through and including March     , 2014, a fee in the amount of one percent (1.00%) of the amount of principal prepaid.

Commencing on March     , 2014, the Borrower shall have the privilege of prepaying all or any part of the unpaid principal balance of this Promissory Note at any time without premium or penalty.

The Prepayment Fee shall be paid to the Lender in immediately available funds.  The Prepayment Fee is not intended as a penalty, but is to compensate the Lender for the favorable credit terms and other financial accommodations extended to the Borrower by the Lender.

This Promissory Note is issued pursuant to the terms of and is secured as set forth in a Loan and Security Agreement dated as of May 5, 2009, as amended by a First Amendment to Loan Agreement dated as of even date herewith, both by and between the Borrower and the Lender, all of the terms and conditions of which are incorporated herein by reference (as may be amended, supplemented or modified from time to time, collectively, the “Agreement”).  No reference to the Agreement shall affect or impair the absolute and unconditional obligation of the Borrower to pay the indebtedness due on this Promissory Note as herein provided.  The occurrence of an Event of Default under the Agreement shall also constitute an Event of Default hereunder.

Capitalized terms used in this Promissory Note and not otherwise defined in this Promissory Note shall have the meanings ascribed to such terms in the Agreement.

Any deposits or other sums at any time credited by or due from the holder to the Borrower, or any endorser or guarantor hereof and any securities or other property of the Borrower, endorser or guarantor at any time in the possession of the holder may at all times be held and treated as collateral for the payment of this Promissory Note and any and all other liabilities (direct or indirect, absolute or contingent, sole, joint or several, secured or unsecured, due or to become due, now existing or hereafter arising) of any such maker to the holder.  The holder may apply or set-off such deposits or other sums against such liabilities at any time.

The Borrower and each guarantor, endorser or other person now or hereafter liable for the payment of any of the indebtedness evidenced by this Promissory Note, severally agree, by making, guaranteeing or endorsing this Promissory Note or by making any agreement to pay any of the indebtedness evidenced by this Promissory Note, to waive presentment for payment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Promissory Note, and consent, on one or more occasions, without notice of further assent (a) to the substitution, exchange or release of the collateral securing this Promissory Note or any part thereof at any time, (b) to the acceptance or release by the holder or holders hereof at any time of any additional collateral or security for or other guarantors of this Promissory Note, (c) to the modification or amendment at any time and from time to time, of this Promissory Note, the Agreement and any other instrument securing this Promissory Note at the request of any person liable hereon, (d) to the granting by the holder hereof of any extension of the time for payment of this Promissory Note or for the performance of the agreements, covenants and conditions contained in this Promissory Note, the Agreement or any other instrument securing this Promissory Note, at the request of any person liable hereon, and (e) to any and all forbearances and indulgences whatsoever.  Such consent shall not alter nor diminish the liability of any person.

THE BORROWER KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHTS TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING (WHETHER BY CLAIM OR COUNTERCLAIM) BROUGHT OR INSTITUTED BY ANY PARTY TO THIS PROMISSORY NOTE, ANY OF THEIR SUCCESSORS AND ASSIGNS, WHICH RELATES DIRECTLY OR INDIRECTLY TO THIS PROMISSORY NOTE, THE AGREEMENT, OR ANY OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION WITH THIS PROMISSORY NOTE, THE AGREEMENT OR ANY OTHER LOAN DOCUMENTS, OR THE RELATIONSHIP BETWEEN OR AMONG THE LENDER, THE BORROWER AND/OR THE GUARANTORS.

The Borrower agrees to pay all reasonable expenses and costs, including without limitation reasonably attorneys’ fees and costs of collection, which may be incurred by the holder hereof in connection with the preparation, administration, enforcement or collection of this Promissory Note or the Agreement or enforcement of the obligations of the Borrower hereunder and thereunder, and any instrument or document executed in connection herewith or in connection with the bankruptcy or insolvency of the Borrower or any guarantor of the obligations herein.  If not paid upon demand, such expenses or costs shall bear interest at the Default Rate.

This Promissory Note shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts.  The Borrower agrees that any suit for the enforcement of this Promissory Note may be brought in the courts of The Commonwealth of Massachusetts or any Federal Court sitting therein and consents to the personal and subject matter jurisdiction of such court and to service of process in any such suit being made upon the Borrower by mail at the address specified herein.  The Borrower hereby waives unconditionally and voluntarily any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

This Promissory Note shall be the joint and several obligation of the Borrower and all sureties, guarantors and endorsers, and shall be binding upon them and their respective successors and assigns and each or any of them.

IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be executed by its duly authorized officer as an instrument under seal as of the day and year first above written.

PAYLOCITY CORPORATION

/s/Jennifer Sprouse	By	/s/Peter McGrail
Witness	Name: Peter McGrail
Title: CFO

THE STATE OF ILLINOIS

Cook County, ss

On this 17th day of March, 2011, before me, the undersigned notary public, personally appeared Peter McGrail, the CFO of Paylocity Corporation, proved to me through satisfactory evidence of identification, which was ☒ photographic identification with signature issued by a federal or state governmental agency, ☒ oath or affirmation of a credible witness, ☒ personal knowledge of the undersigned, to be the person whose name is signed on the preceding document, and acknowledged to me that the signed it voluntarily for its stated purpose as the CFO of Paylocity Corporation.

(official seal)

/s/Jennifer Sprouse
11/23/14	Notary Public
My commission expires:

March 10, 2011

Commerce Bank & Trust Company
386 Main Street
Worcester, MA 01608
Attention:  David J. Costello, Senior Vice President

Re:                             $2,500,000.00 term loan furnished by
Commerce Bank & Trust Company to Paylocity Corporation

Ladies & Gentlemen:

You are hereby irrevocably authorized, without liability on your part, to disburse the proceeds of the loan evidenced by the $2,500,000.00 Promissory Note made and delivered by the undersigned to Commerce Bank & Trust Company, to the parties specified below as follows:

Pay by your cashier’s check or wire transfer to:

Commerce Bank & Trust Company (pay off loan # 80580 as of today, per diem interest is $412.33)	$1,981,228.33

Commerce Bank & Trust Company (restructuring fee)	$10,000.00

Bowditch & Dewey, LLP (legal fees as counsel to the Lender)	$1,750.00

Net proceeds to Paylocity Corporation	$507,021.67

TOTAL:	$2,500,000.00

It is agreed that, if you advance any expenses on behalf of the undersigned in connection with the closing of the loan (including legal fees and disbursements not specified above), and payment thereof is not provided for in the above, such expenses will be repaid to you by the undersigned immediately on demand.

Very truly yours,

PAYLOCITY CORPORATION

/s/Dan L. Miller
Witness	By:	/s/Peter McGrail
Name: Peter McGrail
Title: CFO